EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-142335), Form S-3 (No. 333-168160) and Form S-8 (No. 333-115240) of Pure Cycle Corporation of our report dated November 14, 2011 (which expresses an unqualified opinion), which appears on page F-1 of this annual report on Form 10-K for the year ended August 31, 2011.
/s/ GHP HORWATH, P.C.
Denver, Colorado
November 14, 2011